Exhibit 99.1

Global Partners LP Announces Expiration and Results of Its Cash Tender Offer for Any and All of Its Outstanding 6.25% Senior Notes Due 2022

WALTHAM, Mass., — (BUSINESS WIRE) July 31, 2019 — Global Partners LP (NYSE: GLP) (“Global”) announced today that the cash tender offer (the “Offer”) commenced on July 22, 2019 to purchase any and all of the outstanding 6.25% Senior Notes due 2022 (the “Notes”), co-issued by Global and GLP Finance Corp., a wholly owned subsidiary of Global (together with Global, the “Issuers”), expired at 5:00 p.m. New York City Time on July 30, 2019 (the “Expiration Time”).

According to D.F. King & Co., Inc., the tender agent for the offer, valid tenders had been received at the expiration of the offer in the amount and percentage set forth in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Principal Amount Tendered
6.25% Senior Notes due 2022	37954FAB0	$375,000,000	$341,615,000	91.10%

Global expects to accept for purchase all Notes validly tendered and not validly withdrawn as of the Expiration Time and expects to make payment for any such Notes on July 31, 2019.

Global will apply part of the proceeds from the issuance of $400 million aggregate principal amount of the Issuers’ 7.00% Senior Notes due 2027 (the “New Notes”), which is expected to close today, to the payment for all Notes to be purchased in the Offer. Global’s obligation to accept and pay for the tendered Notes is conditioned on, among other things, the closing of the offer of the New Notes.

The Offer was made pursuant to the terms and subject to the conditions set forth in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery, each dated as of July 22, 2019.

Subject to settlement of the Offer, Global expects to issue later today a notice of redemption for any Notes not purchased in the Offer to redeem such Notes at a redemption price of 101.563% of the aggregate principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

BofA Merrill Lynch has served as the exclusive dealer manager for the Offer, and D.F. King & Co., Inc. has served as the tender agent and information agent for the Offer. Questions regarding the terms of the Offer may be directed to BofA Merrill Lynch by calling (888) 292-0070 (toll-free) or (980) 386-6026 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In addition, this press release does not constitute a notice of redemption under the indenture governing the Notes.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on Global. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Global will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond Global’s control) and assumptions that could cause actual results to differ materially from Global’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from those described in the forward-looking statements, please see Global’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Source: Global Partners LP

Global Partners LP

Daphne H. Foster, (781) 894-8800

Chief Financial Officer

or

Edward J. Faneuil, (781) 894-8800

Executive Vice President,

General Counsel and Secretary